                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 2)*


                               The Buckle, Inc.
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                               (Name of Issuer)


                                 Common Stock
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                        (Title of Class of Securities)


                                 118440 10 6
                           ----------------------------
                                (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))


                              Page 1 of 3 Pages
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                                 SCHEDULE 13G


CUSIP NO.   118440 10    6                       PAGE  2    OF  3     PAGES
          ----------------                            ---     ------
================================================================================
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Daniel J. Hirschfeld

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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  / /
                                                                      (b)  / /

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3      SEC USE ONLY


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4      CITIZENSHIP OR PLACE OF ORGANIZATION


         United States

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 NUMBER OF       5      SOLE VOTING POWER
  SHARES
BENEFICIALLY            4,860,200
 OWNED BY        ---------------------------------------------------------------
   EACH          6      SHARED VOTING POWER
 REPORTING
  PERSON
   WITH          ---------------------------------------------------------------
                 7      SOLE DISPOSITIVE POWER

                        4,860,200
                 ---------------------------------------------------------------
                 8      SHARED DISPOSITIVE POWER


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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,860,200
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         68.6%
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12     TYPE OF REPORTING PERSON *


       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                             Page 3 of 3 Pages

                                SCHEDULE 13G

Item 1(a)    Name of Issuer:  The Buckle, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:
             2407 West 24th Street, Kearney, Nebraska 68847

Item 2(a)    Name of Person Filing:  Daniel J. Hirschfeld

Item 2(b)    Address of Principal Business Office, or if none, Residence:
             2407 West 24th Street, Kearney, Nebraska 68847

Item 2(c)    Citizenship:  United States

Item 2(d)    Title of Class of Securities:  Common Stock

Item 2(e)    CUSIP Number:  118440 10 6

Item 3       Not applicable.

Item 4       Ownership

     (a)  Amount Beneficially Owned:     4,860,200
     (b)  Percent of Class:     68.6%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote:  4,860,200
         (ii)  shared power to vote or to direct the vote:    0
        (iii)  sole power to dispose or to direct the disposition of:
                  4,860,200
          (iv) shared power to dispose or to direct the disposition
               of:     0

Item 5       Ownership of Five Percent or Less of a Class:  Not
             Applicable.

Item 6       Ownership of More than Five Percent on Behalf of Another
             Person:  Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: Not Applicable.

Item 8       Identification and Classification of Members of the Group:
             Not Applicable.

Item 9       Notice of Dissolution of Group:  Not Applicable.

Item 10      Certification.  This statement is not filed pursuant to Rule
               13d-1(b).

                                  SIGNATURE

     After reasonable inquiry as to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


______________________________        ______________________________
Date                                  Daniel J.  Hirschfeld